GUARANTEED MINIMUM WITHDRAWAL RIDER

CONTRACT NUMBER:                  [SPECIMEN]
RIDER EFFECTIVE DATE:             [NOVEMBER 1, 2004]

The Rider Effective Date is the date this rider is issued for attachment to Your Contract/Certificate (hereinafter collectively referred to as the Contract). This rider is effective during the accumulation phase of the Contract. Loans will not be allowed under Your Contract once this rider is effective. Except where this rider provides otherwise, it is subject to all the conditions and limitations of the Contract.

SUMMARY OF BENEFITS

This rider provides a guaranteed minimum withdrawal benefit that gives You the right to make periodic partial surrenders/withdrawals (hereinafter referred to as partial withdrawals) as described below, even if Your Contract Value reduces to zero. [You have the right to "Reset" Your benefits under this rider at certain intervals as described under the section entitled "Reset of the RBB and AWB". We may modify the charge for this rider if You elect to Reset as described under the "Rider Charge" section.]

Rider Effective Date Anniversary
Definition: A Rider Effective Date Anniversary is defined as the yearly recurrence of the Rider Effective Date.

REMAINING BENEFIT BASE (RBB)

Definition: The Remaining Benefit Base at any time is the total guaranteed amount available for future partial withdrawals under this rider. However, at any time You may withdraw an amount up to Your Contract Value, subject to the provisions of this rider and Your Contract.

At any time, Your RBB is subject to a maximum RBB of [$1,000,000] without home office approval. For the purpose of determining the maximum RBB subject to home office approval under this rider, we reserve the right to treat one or more deferred variable annuity Contracts issued by Us to You with this rider attached in the same calendar year as one Contract.

Your RBB is determined/recalculated at specified times as described below:

INITIAL RBB

If this rider is effective on the Contract Date, then the initial RBB equals the initial Purchase Payment. If the Rider Effective Date is later than the Contract Date, then the initial RBB equals the Contract Value on the Rider Effective Date, less any purchase payment credits applied within the [12] months prior to the Rider Effective Date.

WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

Upon each subsequent Purchase Payment, the RBB is recalculated to equal the sum of the RBB immediately prior to receipt of the subsequent Purchase Payment, plus 100% of the subsequent Purchase Payment not including purchase payment credits, if any. We reserve the right not to include subsequent Purchase Payments in the calculation of the RBB.

WHEN A PARTIAL WITHDRAWAL IS MADE

Whenever a partial withdrawal is made, the RBB will be recalculated and will equal the amount determined in either (a) or (b) as follows:

    (a) the RBB will be recalculated to equal the RBB immediately prior to the partial withdrawal, less the amount of the partial withdrawal if the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, is equal to or less than the AWB immediately prior to the partial withdrawal.

    (b) the RBB will be recalculated and subject to a Partial Withdrawal Reduction (defined below) if the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, exceeds the AWB immediately prior to the withdrawal.

[The Partial Withdrawal Reduction will be the greater of the "Partial Withdrawal Reduction" and the dollar amount withdrawn. The Partial Withdrawal Reduction is equal to 1) the RBB in effect immediately prior to the reduction for

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the partial withdrawal, multiplied by 2) the amount of the partial withdrawal divided by 3) the Contract Value immediately prior to the partial withdrawal, less any purchase payment credits received within the [12] months prior to that withdrawal.]

For purposes of this rider, the term "partial withdrawal" includes any applicable contingent deferred sales charges/amounts deducted on surrender and taxes.

ANNUAL WITHDRAWAL BENEFIT (AWB)

Definition: The Annual Withdrawal Benefit is the maximum amount available for withdrawal in each 12 month period beginning on the Rider Effective Date, without incurring a Partial Withdrawal Reduction to the AWB. If You choose to receive only a portion of, or none of, Your AWB in any given 12 month period since the Rider Effective Date, Your AWB will not be increased, as the AWB is not cumulative from year to year. If You are making withdrawals that are subject to a Tax-Qualified Distribution Program (described below), You may be allowed to make withdrawals that exceed the AWB without incurring a Partial Withdrawal Reduction to the AWB.

Your AWB is determined/recalculated at specified times as described below:

INITIAL AWB:

Your initial AWB will be determined at the time of the first partial withdrawal taken under the Contract. Your initial AWB will equal [10%] of the RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken on or after the [third] Rider Effective Date Anniversary. The initial AWB will equal [5%] of Your RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken prior to the [third] Rider Effective Date Anniversary.

WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE:

Upon each subsequent Purchase Payment after the first partial withdrawal, the AWB is recalculated and is equal to the sum of the AWB immediately prior to receipt of the subsequent Purchase Payment, plus a percentage of the subsequent Purchase Payment. The percentage of the subsequent purchase payment will equal the percentage of the RBB ([5%] or [10%]) used in determining the initial AWB. We will not include the subsequent Purchase Payment in the calculation of the AWB, if that payment is not included in the calculation of the RBB.

WHEN A PARTIAL WITHDRAWAL IS MADE UNDER THE AWB:

Whenever a partial withdrawal is made, the AWB will be equal to the amount determined in either (a) or (b) as follows:

    (a) If the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, is equal to or less than the AWB immediately prior to the partial withdrawal, the AWB will not be recalculated.

    (b) If the total amount of partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, exceeds the AWB immediately prior to the withdrawal, the AWB will be recalculated by reducing it by a Partial Withdrawal Reduction as described below:

[The Partial Withdrawal Reduction is equal to 1) the AWB in effect immediately prior to the reduction for partial withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the partial withdrawal.]

We will waive any applicable deferred sales charge/amount deducted on surrender for partial withdrawals that exceed any free withdrawal allowance under the Contract but are less than or equal to the AWB (or amount taken under a Tax-Qualified Distribution Program, if applicable).



TAX-QUALIFIED DISTRIBUTION PROGRAMS

Subject to the limitations described below, withdrawals made pursuant to one of the following Tax-Qualified Distribution Programs will not result in a Partial Withdrawal Reduction to the RBB and AWB as described in the RBB

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and AWB sections of this rider. Each withdrawal will reduce the RBB by the amount of the withdrawal, and will not affect the AWB. The following Tax-Qualified Distribution Programs are eligible:

    (1) distributions intended to satisfy the required minimum distribution rules under Internal Revenue Code ("Code") Section 401(a)(9) and the Treasury Regulations promulgated thereunder, as applicable, to a qualified retirement plan (Code Section 401), a tax-sheltered annuity (Code Section 403(b)), an individual retirement account (Code Sections 408(a)), an individual retirement annuity (Code Section 408(b)), or a qualified deferred compensation plan (Code Section 457), which required minimum distribution is calculated using the Uniform Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-2) and/or the Joint and Last Survivor Table (described in Treasury Regulation
         Section 1.401(a)(9)-9, Q&A-3), and for distributions where the employee (owner) dies before entire interest is distributed as described in Code
         Section 401(a)(9)(B)(iii) calculated using the Single Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1), as appropriate (each table as in effect as of January 1, 2004);

    (2) distributions intended to satisfy the exception under Code Section 72(s)(2) to the required minimum distribution rules which apply after the death of the holder of a nonqualified annuity contract provided under Code Section 72(s)(1) for certain amounts payable over the life of a designated beneficiary;

    (3) distributions intended to satisfy the exception under Code Section 72(t)(2)(A)(iv) from the 10% additional tax on early distributions from qualified retirement plans imposed by Code Section 72(t)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and his designated beneficiary, provided, however, the amount of the substantially equal periodic payments must be calculated under the required minimum distribution method set forth in the Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Revenue Ruling 2002-62, 2002-42 I.R.B. 710 (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will NOT be considered a Tax-Qualified Distribution Program); or

    (1) distributions intended to satisfy the exception under Code Section 72(q)(2)(D) from the 10% additional tax on early distributions from nonqualified annuity contracts imposed by Code Section 72(q)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the Beneficiary or the joint lives (or joint life expectancies) of such Beneficiary and his designated beneficiary, provided, however, the amount of the substantially equal periodic payment must be calculated under the required minimum distribution method set forth in Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Internal Revenue Bulletin 2004 -9, Notice 2004-15, page 526. (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will NOT be considered a Tax-Qualified Distribution Program).

Limitations on Tax-Qualified Distribution Programs:
You are subject to the following limitations if you enroll in a Tax-Qualified Distribution Program:

    (1) You must enroll in the administrative program that we offer to make payments under each Tax-Qualified Distribution Program. If You do not enroll or if You cancel Your enrollment, You can continue to make withdrawals under this rider, however Your RBB and AWB will be calculated according to the sections of this rider entitled Annual Withdrawal Benefit (AWB) and Remaining Benefit Base (RBB) described above, and may be subject to a Partial Withdrawal Reduction.

    (2) During the time between each Rider Effective Date Anniversary (a "Rider Year"), all withdrawals under Your Contract must be made pursuant to the Tax-Qualified Distribution Program. If during any Rider Year You take any additional withdrawals that are not made pursuant to the Program, You can continue to make withdrawals under this rider, however for the remainder of the Rider Year Your RBB and AWB will be calculated according to the sections of this rider entitled Annual Withdrawal Benefit (AWB) and Remaining Benefit Base (RBB) described above, and may be subject to a Partial Withdrawal Reduction.

    (3) [If You are age [115] or over on the Rider Effective Date, the total withdrawals made each calendar year pursuant to a Tax-Qualified Distribution Program cannot exceed:

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              A divided by B, plus A multiplied by [1%], where:

              A = Contract Value as of December 31st of the calendar year immediately preceding the withdrawal; and

              B = The life expectancy of the payee in years according to the life expectancy tables contained in Treasury Regulation Section 1.401(a)(9)-9 Q&A-2 (the Uniform Life Table) and Q&A-3 (the Joint and Last Survivor Table), respectively, as in effect on July 1, 2004.

         If You exceed this maximum, You can continue to make withdrawals under this rider, however for the remainder of the Calendar Year Your RBB and AWB will be calculated according to the sections of this rider entitled Annual Withdrawal Benefit (AWB) and Remaining Benefit Base (RBB) described above, and may be subject to a Partial Withdrawal Reduction.

At our sole discretion, We may increase the maximum calculated above to conform with changes in the Code and Treasury Regulations that impact the amount required to be distributed according to the Tax-Qualified Distribution Program.]

[ROLL-UP INCREASE BENEFIT]

If withdrawals are not made from this Contract during Rider Years [0] to [10], the RBB and AWB under this Rider will be increased by [1%] on the [10th] rider anniversary]

[RESET OF THE RBB AND AWB

At the times determined below, You may elect in a written form acceptable to Us to Reset the RBB and the AWB. You may not Reset if You are over age [115] and are taking withdrawals under a Distribution Program described above.

RBB RESET

Beginning on the [5th ] Rider Effective Date Anniversary, You have the option to reset (hereinafter referred to as the Reset) the RBB to an amount equal to [100%] of the then current Contract Value, less any purchase payment credits applied within the [12] months prior to the Reset Date. Once a Reset has been elected, another Reset may not be elected until on or after the [5th ] anniversary of the latest Reset Date. During the time that You are eligible to elect a Reset, We may allow You to Reset Your RBB only on a Rider Effective Date Anniversary.

AWB RESET

Upon Reset, the AWB will be recalculated as a percentage of the Reset RBB value. The percentage will equal the percentage of the RBB ([5%] or [10%]) used in determining the initial AWB.

WHEN A PARTIAL WITHDRAWAL IS MADE AFTER A RESET

Whenever a partial withdrawal is made after a Reset, the recalculation of the RBB and AWB as described above will be modified by substituting the "most recent Reset Date Anniversary" in place of the "most recent Rider Effective Date Anniversary." The Reset Date Anniversary is defined as the yearly recurrence of the Reset Date.]

CONTRACT VALUE REDUCES TO ZERO

If Your Contract Value reduces to zero, and the RBB is greater than zero, the AWB will continue to be paid to You until the RBB is reduced to zero. The total annual payment(s) will equal the AWB, but will not exceed the RBB.

All other rights under Your Contract cease, and We will no longer accept subsequent Purchase Payments. All other optional endorsements are terminated without value. Upon Your death, Your Beneficiary(s) will receive the remaining scheduled payments. No other death benefit or Enhanced Stepped-Up Provision (if any) will be paid.

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[INVESTMENT LIMITATIONS AND RESTRICTIONS UNDER THIS RIDER

We reserve the right to restrict allocations to a Funding Option or limit the percentage of Contract value that may be allocated to a Funding Option at any time. We also reserve the right to require periodic rebalancing of Contract value allocated to Funding Options according to specified percentages. We will provide no less than 30 days advance written notice if we exercise Our right to restrict or limit allocations to a Funding Option and/or require periodic rebalancing between Funding Options.


If We restrict allocations to a Funding Option, as of the effective date of the restriction, We will no longer allow additional Purchase Payments to be applied, or transfers of Contract value to be allocated into the restricted Funding Option. Any Contract value previously allocated to a restricted Funding Option will not be subject to the restriction. If We impose a limit on the percentage of Contract value allocated to a Funding Option, as of the effective date of the restriction, We will impose the limit on all subsequent allocations.]

RIDER CHARGE

The charge for this rider is a daily charge equivalent to an annual charge of [1.00%] of the daily value of the underlying funds, subject to a guaranteed maximum charge of [1.00%]. [The charge for this rider may change if You elect to Reset the RBB. However, the rider charge will never exceed the guaranteed maximum charge. If the RBB is not Reset by the Contract Owner, the charge established on the Rider Effective Date will not change.] The charge for this rider will be discontinued once We begin paying a benefit under an Annuity/Income Option or if this Contract is assigned.

Contract Continuation by Surviving Spouse or Beneficiary
If the surviving spouse or Beneficiary continues the Contract under the provisions of Spousal or Beneficiary Continuation provisions, if any, and this rider is effective at the time of continuation, then the same terms/conditions that applied to the Owner under this rider would continue to apply to the surviving spouse/Beneficiary who continued the Contract.

Effect on the Death Benefit
Except as described above under the "Contract Continuation by Surviving Spouse or Beneficiary provision," the provisions of this rider will terminate upon the death of the Owner and the death benefit amount will be determined under the death benefit provisions of the Contract. However, if Your Contract provides for a death benefit amount that is the greatest of multiple benefits including the Adjusted Purchase Payment, the Adjusted Purchase Payment provision is deleted and replaced with "total Purchase Payments made to the Contract, less any prior withdrawals."

RIDER TERMINATION

[You may terminate this rider at any time after the [5th] Rider Effective Date Anniversary. You must elect termination in a written form acceptable to Us.] This rider will automatically terminate upon the Maturity Date of the Contract, if Your Contract is assigned, or if this rider is exchanged for a similar rider offered by Us.

                         THE TRAVELERS INSURANCE COMPANY